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                                                                      EXHIBIT 99


NEWS RELEASE                       For further information
FOR IMMEDIATE RELEASE              Media Contact:           Martin H. Arnold
THURSDAY, JANUARY 8, 1998                                   203-964-4621
                                   Investor Contact:        John A. Doumlele
                                                            203-964-4486

RAYONIER INC.TO PURCHASE ALL PUBLICLY TRADED UNITS OF RAYONIER TIMBERLANDS, L.P.

         STAMFORD, CONNECTICUT, January 8, 1998 -- RAYONIER INC. (NYSE:RYN) announced today that, in accordance with the Partnership Agreement of RAYONIER TIMBERLANDS, L.P. (NYSE:LOG) (the "Partnership"), Rayonier has elected to purchase all of the 5,060,000 publicly traded Class A Depositary Units of the Partnership on January 30, 1998 for a cash purchase price of $13.00 per unit. As of the January 30 purchase date, all rights of the holders of the units shall terminate, with the exception of the right to receive payment of the purchase price.

         A Rayonier spokesman said that the purchase price is 125% of the average of the last reported sales prices per unit for the five trading days immediately preceding December 29, 1997. That date is ten days immediately prior to January 8, 1998, the date on which a notice of election to purchase the units is first being mailed to unitholders. The method of calculating the purchase price is set forth in the Partnership Agreement.

         Rayonier indicated that the Company is calling in the outstanding minority interest in the Partnership in order to simplify the Company's corporate structure and increase its flexibility in managing its timberland resources.

         From a financial reporting standpoint, Rayonier's income statement in the future will reflect an elimination of a minority interest deduction and some reduction in administrative and general charges offset somewhat by added depletion and interest expense associated with the cost of acquiring the Partnership units. As a result of these factors, Rayonier expects to recognize from approximately 25 cents to 30 cents per share of additional net income in the last eleven months of 1998 based on its current perception of markets for timber harvested from the Partnership's timberlands.

         The preceding forward-looking statement is based on a number of assumptions including assumptions with respect to operating levels, prices, market conditions and other factors.
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For example, market conditions, particularly in Asia, are uncertain, and the actual amount of additional earnings recognized as a result of Rayonier's purchasing the Partnership units (as well as the total earnings recognized by Rayonier from timber harvesting activities) could be materially different depending on actual conditions during the remainder of 1998 and beyond. The Company has previously indicated that it would recognize additional earnings associated with the reduction of the minority interest even if the publicly held Partnership units remained outstanding, but the benefit would not have been recognized until the year 2001 when the public unitholders' share of earnings and cash flow would have been significantly reduced under the terms of the Partnership Agreement.

         Rayonier is a global supplier of specialty pulps, timber and wood products. The company has 1.5 million acres of timber in the U.S. and New Zealand. About half of Rayonier's sales are to international customers in 70 countries.

         Rayonier Timberlands, L.P. grows and sells timber on 778,000 acres in the Southeast and 369,000 acres in the Northwest. Rayonier is Special General Partner of the Partnership and has owned 74.7 percent of its 20 million outstanding Class A Units. The remaining units, all of which are being purchased by Rayonier effective January 30, 1998, are publicly traded on the NYSE.

         For further information, visit Rayonier's Web site at www.rayonier.com and the Partnership's Web site at www.rayonier.timberlandslp.com. Complimentary copies of Rayonier press releases and other financial documents are available by mail or by calling 1-800-RYN-7611.

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